SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

IMPAC MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing relates to the proposed acquisition of IMPAC Medical Systems, Inc. (the “Company”) by Elekta AB (publ), pursuant to an Agreement and Plan of Merger dated as of January 17, 2005.

On January 18, 2005, the Company held a press teleconference. Following is the script of that teleconference.

OPERATOR INTRODUCTION

Good morning and welcome to the IMPAC Medical Systems, Inc. conference call. All lines will be on listen-only until the formal question and answer session. This call is being recorded for instant replay purposes. The speaker for the call today is Joseph Jachinowski, President and Chief Executive Officer. Now I would like to turn the call over to the Chief Executive Officer, Joseph Jachinowski.

Welcome comments

•	Thank you. Good morning everyone and welcome to this morning’s conference call.

•	I would like to begin by reviewing the safe harbor provisions.

Forward Looking Statement

•	Various statements made on this conference call that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future.

•	All forward looking statements included in this conference call are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement.

•	Actual results could differ materially from the Company’s current expectations.

•	Factors that could cause or contribute to such differences include the factors and risks discussed in the 10K/A and other reports filed by the Company from time to time with the Securities and Exchange Commission.

•	Turning to our announcement.

Announcement

•	Turning to our topic, last evening at 11PM Pacific time, IMPAC and Elekta AB announced an agreement for IMPAC to be acquired in an all cash transaction.

•	Under the terms of the agreement, Elekta will acquire all of the outstanding shares of IMPAC stock at a price of $24 per share.

•	This share price equates to a fully diluted equity value of approximately $250 million and an enterprise value of approximately $192 million.

•	The merger is contingent upon approval of the transaction by IMPAC’s shareholders, receipt of Hart-Scott-Rodino regulatory approval and other customary closing conditions.

•	IMPAC intends to hold a special shareholders meeting to approve the merger in 8-12 weeks and to close the transaction shortly thereafter.

•	Major shareholders of IMPAC, together holding approximately 33 percent of the company’s shares, have entered into an agreement with Elekta to vote their shares in favor of the transaction.

•	This combination creates a leading integrated oncology solutions provider with global reach.

•	Joining forces, Elekta and IMPAC will be able to offer a unique, fully-integrated and seamless solution addressing the entire spectrum of the cancer care process from diagnosis through treatment planning, treatment delivery and follow-up.

•	The companies have also been ardent supporters of open architecture multi-vendor environments and are fully committed to continuing with that approach to the market.

•	In addition, the companies’ highly complementary geographic footprints will allow for more rapid deployment of IMPAC’s solutions into Europe and Asia/Pacific, while providing IMPAC’s US customers with greater choice and improved therapy solutions.

•	Combined, Elekta and IMPAC will have relationships with more than 3,000 hospitals and cancer centers around the world, including over 1,300 oncology centers in North America.

•	This is a dynamic and very complementary combination that addresses an intensifying need for integrated information systems and devices that can lead to faster proliferation of the most efficient and best cancer treatment practices, including image guided radiation therapy.

•	IMPAC will operate as a wholly owned subsidiary under the direction of its current management team.

•	We are excited about the avenues this transaction opens for the advancement of cancer therapy.

•	I’ll now turn the call back to our moderator to open up the lines for questions.

Additional Information About the Merger and Where to Find It

IMPAC will file a proxy statement and other documents regarding the proposed merger with the SEC. IMPAC STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT IMPAC, ELEKTA, THE MERGER AGREEMENT AND THE MERGER. A definitive proxy statement will be sent to stockholders of IMPAC seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by IMPAC with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by IMPAC with the SEC may also be obtained free of cost by directing a request to: Investor Relations, IMPAC Medical Systems, Inc. 100 West Evelyn Avenue, Mountain View, California 94041; or pr@IMPAC.com. You may also read and copy any reports, statements and other information filed by IMPAC at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

IMPAC and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies of IMPAC stockholders in connection with the proposed merger. Certain directors and executive officers of IMPAC may have interests in the merger that are different from, or in addition to IMPAC’s stockholders generally, including severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of IMPAC common stock generally, and their interests will be described in the proxy statement that will be filed by IMPAC with the SEC.

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